SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
(Amendment No. 6)*

Wix.com Ltd.
(Name of Issuer)
Ordinary Shares, NIS 0.01 Par Value
(Title of Class of Securities)
M98068105
(CUSIP Number)
December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ]  Rule 13d-1(b)
[   ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)
*   The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Mangrove II Investments S.a.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 934,924 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 934,924 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,924 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) As of December 31, 2019.
(2) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Mangrove Partners SCSp
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,826 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,826 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,826 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) As of December 31, 2019.
(2) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Mangrove II S.C.A. SICAR
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 934,924 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 934,924 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,924 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) Held by Mangrove II Investments S.a.r.l. as of December 31, 2019.
(2) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Mangrove II Management SA
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 934,924 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 934,924 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 934,924 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) Held by Mangrove II Investments S.a.r.l. as of December 31, 2019.
(2) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Mangrove Founders S.a.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 13,826 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 13,826 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,826 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) Held by Mangrove Partners SCSp as of December 31, 2019.
(2)  Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Willibrord Ehses
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 948,750 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 948,750 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,750 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) As of December 31, 2019, and consisting of (i) 934,924 shares held by Mangrove II Investments S.a.r.l. and (ii) 13,826  shares held by Mangrove Partners SCSp.
(2) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Hans-Jürgen Schmitz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) (b) ◻
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 948,750 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 948,750 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 948,750 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ◻
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9% (2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) As of December 31, 2019, and consisting of (i) 934,924 shares held by Mangrove II Investments S.a.r.l. and (ii) 13,826  shares held by Mangrove Partners SCSp.
(2) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

1.	NAMES OF REPORTING PERSONS Mark Tluszcz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 33,014 (1)
	6	SHARED VOTING POWER 934,924 (2)
	7	SOLE DISPOSITIVE POWER 33,014 (1)
	8	SHARED DISPOSITIVE POWER 934,924 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 967,938
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) Includes 25,076 Shares issuable upon exercise of vested options to purchase Ordinary Shares.
(2) Held by Mangrove II Investments S.a.r.l. as of December 31, 2019.
(3) Based on 51,151,949 Shares outstanding as of September 24, 2019, as reported in the Issuer’s Proxy Statement filed as Exhibit 99.1 to the Report on Form 6-K filed with the Securities and Exchange Commission on September 27, 2019.

CUSIP No. M98068105

AMENDMENT NO. 6 TO SCHEDULE 13G (FINAL AMENDMENT)

Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission by the Reporting Persons with respect to the Ordinary Shares of the Issuer on September 4, 2015, Amendment No. 1 thereto filed on September 4, 2015, Amendment No. 2 thereto filed on March 11, 2016, Amendment No. 3 thereto filed on January 24, 2017, Amendment No. 4 thereto filed on February 9, 2018 and Amendment No. 5 thereto filed on February 12, 2019 (as so amended, the “Schedule 13G”).  As stated in the Schedule 13G, the Shares reported therein had been previously reported by the Reporting Persons on a Schedule 13D filed with the Securities and Exchange Commission on February 25, 2014.  The Reporting Persons subsequently determined that they were eligible to report their ownership on a Schedule 13G.  Accordingly, the Reporting Persons will continue to file all required statements relating to their beneficial ownership of the Shares on Schedule 13G, for so long as they are required and eligible to do so.

The Schedule 13G is amended and restated as follows:

Item 1(a).	Name of Issuer:

Wix.com Ltd.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

40 Namal Tel Aviv Street
Tel Aviv, 6350671 Israel

Item 2(a).	Name of Person Filing:

This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”):

(i) Mangrove II Investments S.à.r.l., a Luxembourg private limited liability company

(ii) Mangrove Partners SCSp, a Luxembourg partnership

(iii) Mangrove II S.C.A. SICAR, a Luxembourg partnership limited by shares

(iv) Mangrove II Management SA, a Luxembourg private limited liability company

(v) Mangrove Founders S.à.r.l., a Luxembourg private limited liability company

(vi) Hans-Jürgen Schmitz

(vii) Mark Tluszcz

(viii) Willibrord Ehses

The Shares reported herein are directly beneficially owned by Mangrove II Investments S.à.r.l. and Mangrove Partners SCSp.

Mangrove II S.C.A. SICAR owns 100% of the share capital of Mangrove II Investments S.à.r.l.

Mangrove II Management SA is the general partner and manager of Mangrove II S.C.A. SICAR.  As of the date of this filing Messrs. Schmitz, Tluszcz and Ehses are the directors of Mangrove II Management SA.

Mangrove Founders S.à.r.l. is the general partner of Mangrove Partners SCSp.  As of the date of this filing Messrs. Schmitz and Ehses are the managers of Mangrove Founders S.à.r.l.

The Reporting Persons are making this single, joint filing because they may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), however this filing shall not be deemed an affirmation that such a group exists for the purposes of the Act or for any other purpose, and each Reporting Person expressly disclaims beneficial ownership of any securities beneficially owned by any other person.  The agreement among the Reporting Persons to file jointly is attached hereto as Exhibit A.

CUSIP No. M98068105

Item 2(b).	Address of Principal Business Office or, if None, Residence:

C/O Mangrove Capital Partners, 31, Boulevard Joseph II, L-1840 Luxembourg

Item 2(c).	Citizenship:

(i) Mangrove II Investments S.à.r.l.:  Luxembourg

(ii) Mangrove Partners SCSp:  Luxembourg

(iii) Mangrove II S.C.A. SICAR:  Luxembourg

(iv) Mangrove II Management SA.:  Luxembourg

(v) Mangrove Founders S.à.r.l.: Luxembourg

(vi) Willibrord Ehses:  Germany

(vii) Hans-Jürgen Schmitz:  Germany

(viii) Mark Tluszcz:  United States

Item 2(d).	Title of Class of Securities:

Ordinary Shares, par value NIS 0.01 per share (“Shares”)

Item 2(e).	CUSIP Number:

M98068105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is:

Not Applicable.

Item 4.	Ownership. The information set forth in the cover pages of this Amendment No. 6 to Schedule 13G is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that the Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock, check the following: [X]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP No. M98068105

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(a)

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. M98068105

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  January 27, 2020

MANGROVE II INVESTMENTS S.À.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Manager

MANGROVE PARTNERS SCSp

By:	MANGROVE FOUNDERS S.À.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Willibrord Ehses
Name:	Willibrord Ehses
Title:	Manager

MANGROVE II S.C.A. SICAR

By:	MANGROVE II MANAGEMENT SA

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Director

MANGROVE II MANAGEMENT SA

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Director

MANGROVE FOUNDERS S.À.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Willibrord Ehses
Name:	Willibrord Ehses
Title:	Manager

By:	/s/ Willibrord Ehses
Name:	Willibrord Ehses
Title:	Individually

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Individually

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Individually

CUSIP No. M98068105

EXHIBIT A

JOINT FILING AGREEMENT
The undersigned hereby agree that the Amendment No. 6 to Schedule 13G to which this Agreement is annexed as Exhibit A, and any further amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  January 27, 2020

MANGROVE II INVESTMENTS S.A.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Manager

MANGROVE PARTNERS SCSp

By:	MANGROVE FOUNDERS S.À.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Willibrord Ehses
Name:	Willibrord Ehses
Title:	Manager

MANGROVE II S.C.A. SICAR

By:	MANGROVE II MANAGEMENT SA

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Director

MANGROVE II MANAGEMENT SA

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Director

MANGROVE FOUNDERS S.A.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Willibrord Ehses
Name:	Willibrord Ehses
Title:	Manager

By:	/s/ Willibrord Ehses
Name:	Willibrord Ehses
Title:	Individually

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Individually

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Individually